Exhibit 99.1

IX Acquisition Corp. Announces

Seventh Extension of Deadline to Complete Initial Business Combination

New York, NY, October 12, 2023 -- IX Acquisition Corp. (Nasdaq: IXAQ) (the “Company”) announced today that its board of directors (the “Board”) has decided to extend the date by which the Company must consummate an initial business combination (the “Deadline Date”) from October 12, 2023 for an additional month, to November 12, 2023. This is the seventh of twelve potential one-month extensions of the Deadline Date available to the Company pursuant to its Amended and Restated Memorandum and Articles of Association. The Company further announced that on or before October 12, 2023, IX Acquisition Sponsor LLC will deposit $160,000 into the Company’s trust account in connection with this extension.

About IX Acquisition Corp.

IX Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. For more information, please visit https://www.ixacq.com.

Contacts

For investor and media inquiries:

contact@ixacq.com